Exhibit 99.(a)(3)

YOUNG BROADCASTING INC.
OFFER TO EXCHANGE
OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

WITHDRAWAL FORM

If you previously elected to participate in the offer (the “Offer”) by Young Broadcasting Inc. (“Young Broadcasting”) described in the Offering Statement (the “Offering Statement”), dated November 30, 2005, and you would now like to change your prior election and withdraw your tendered options, you must properly complete, sign, date, and deliver this Withdrawal Form (“Withdrawal Form”) to Wachovia Bank, N.A., the custodian under Young Broadcasting’s 2004 Equity Incentive Plan, pursuant to the “Instructions To Participate In Offer” accompanying this Withdrawal Form, by no later than the expiration of the Offer. The Offer will expire at 5:30 p.m., Eastern Time, on December 30, 2005, unless extended.  If Young Broadcasting extends the Offer, you may change your prior election and withdraw your tendered options at any time before the expiration of the extended deadline. You will be unable to withdraw your election after the expiration of the Offer.

You can only withdraw all of your tendered options; you may not withdraw only a portion of your tendered options.

If you wish to withdraw all of your tendered options, sign the “Acknowledgement and Signature” section of this Withdrawal Form.

If Young Broadcasting receives one or more Election Form(s) and one or more Withdrawal Form(s) signed by you, it will give effect to the form bearing the latest date and, if two forms bear the same date, then the form received last.

Questions may be directed to Wachovia Bank, N.A., at (877) 828-0483.

Acknowledgement and Signature

I previously completed, signed, dated and delivered to Young Broadcasting my Personal Election Form, in which I elected to participate in the Offer by tendering to Young Broadcasting all of my outstanding and unexercised options (“eligible options”). I now wish to change my prior election and voluntarily withdraw my tendered options in their entirety.

By properly completing, signing and dating this Election Form and delivering it to Young Broadcasting pursuant to the “Instructions To Participate In Offer” accompanying this Withdrawal Form, I voluntarily elect to change my prior election to participate in the Offer and voluntarily withdraw my tendered options. I agree that none of my eligible options will be canceled upon expiration of the Offer and will instead continue to be governed by the Young Broadcasting Inc. 2004 Equity Incentive Plan (formerly the 1995 Stock Option Plan) and the relevant stock option agreement(s) between Young Broadcasting and me.  I understand and acknowledge that if Young accepts my withdrawal, my eligible options will remain outstanding until they terminate, expire according to their terms, or are exercised.  I have read and understand the Offering Statement and the other documents included with or accompanying the Offering Statement, as they may be amended (collectively, the “Offer Documents”). I understand that if I change my mind and decide I want to again participate in the Offer and tender all of my eligible options, I must submit a new Personal Election Form in accordance with the terms of the Offer Documents.  I agree to accept as binding, conclusive and final all decisions or interpretations of Young Broadcasting with respect to the Offer and the Offer Documents. I agree to be bound by the terms and conditions set forth in this Notice of Withdrawal.

Print Name

Signature

Date

Social Security Number